Exhibit 10.10

FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS

This First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions (the “First Amendment”) is entered into as of December 13, 2011, by and between GameTech International Inc., a Delaware corporation (“Seller”), and Kassbohrer All Terrain Vehicles, Inc., a Maine corporation, or its permitted assignee (“Buyer”).  Buyer and Seller may be referred to individually as a “Party” or collectively as the “Parties”.  All of the terms and conditions of the Agreement unless expressly rewritten herein, shall remain in full force and effect.

Whereas, Buyer and Seller are parties to a Purchase And Sale Agreement And Joint Escrow Instructions (the “Agreement”) dated as of November 2, 2011;

Whereas, Buyer and Seller mutually desire to modify the terms of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendments to Section 3 of the Agreement (Closing of Escrow). Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.
Closing of Escrow.  The terms “Closing” and “Close of Escrow” shall mean the completion of the purchase, exchange of money and documents, delivery of an executed and recordable Grant, Bargain and Sale Deed conveying the Property, and delivery of possession of the Property to Buyer.  The Closing shall take place through Escrow upon satisfaction (or waiver by the appropriate party) of all conditions to Closing set forth herein on or before December 28, 2011 or such later date as the parties may mutually agree in writing.  In connection with the Closing and subject to the terms and conditions of this Agreement, the Escrowholder will release to the Agent (as defined in the Lender Consent, as defined in Section 7(b)) the Purchase Price funds, as required under the Lender Consent, less all applicable Buyer credits, Seller costs, expenses, adjustments, and pro-rations as set forth in this Agreement.

2.	Amendments to Section 5 of the Agreement (Costs and Pro-rations). Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

5.	Adjustments, Costs and Pro-rations.

(a)	Buyer and Seller each shall pay one-half (1/2) of all Escrow fees, recording costs, and real property transfer taxes.

(b)
Seller shall pay the cost of a CLTA policy of the Title Policy referred to in Section 6(b) below.  If Buyer or Buyer’s lender desire or require ALTA coverage, a survey of the Property or any endorsements to a policy of title insurance, such costs shall be incurred solely by Buyer.

(c)	Buyer and Seller shall each pay their own respective legal and accounting costs outside of Escrow.

(d)
All real property taxes on the Property (based upon the latest available tax information) shall be prorated through Escrow between Buyer and Seller as of the Closing using the customary escrow procedures of Escrowholder.  Seller shall be responsible for the payment of any bonds or encumbrances currently assessed to the property, including any special assessments presently constituting a lien against the property

(e)
The Escrowholder shall retain in escrow from the Purchase Price Funds, the sum of Twenty-nine Thousand Dollars ($29,000.00) (the "Retention Amount") for the improvements to the Property listed and described on Exhibit D (the “Improvements”).  Upon completion of the Improvements and notice from the parties, the Escrowholder shall pay, from the Retention Amount, any amounts due to the contractor identified in Exhibit D, or such other contractor that is mutually acceptable to the parties (the “Contractor”).  If the amount due the Contractor, for completion of the Improvements, is greater than the Retention Amount, the deficiency shall be remitted directly by the Buyer to the Contractor.  The balance of the Retention Amount, if any remains after completion of the Improvements, shall be remitted by the Escrowholder to the Seller.  If the Contractor has not yet commenced work on the Improvements after 150 days from the Closing, the entire Retention Amount shall be remitted by the Escrowholder to the Seller.  The forgoing 150 day period shall be subject to reasonable extension in the event that weather conditions prohibit the Contractor from commencing work on the Improvements.

(f)
At the Close of Escrow, Buyer shall receive a credit in the amount of Forty Thousand Dollars ($40,000.00), representing the Security Deposit payable to Buyer upon execution of and pursuant to the Lease Agreement.

(g)	All other costs or expenses not otherwise provided for in this Agreement, if any, shall be apportioned or allocated between Buyer and Seller using the customary escrow procedures of Escrowholder.

(h)
Prior to the Closing, Buyer and Seller shall review and approve the above prorations.  If the actual amounts to be prorated are not then known, or if any additional expenses are incurred after the date the prorations are made, the prorations shall be made on the basis of the best evidence then available.  When actual figures are later received, a cash settlement will be made between Seller and Buyer.  All utility bills shall be prorated when the last bill incurred by Seller is received.  The provisions of this paragraph shall survive the Closing.

3.
Miscellaneous.  This First Amendment sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior oral negotiations or agreements.  This First Amendment shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns.  This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this First Amendment, taken together, shall constitute but one and the same instrument.  Section and paragraph headings contained herein are for reference only.  Any provision of this First Amendment that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

“Seller”	“Buyer”
GameTech International, Inc.,	Kassbohrer All Terrain Vehicles, Inc.,
a Delaware corporation	a Maine corporation

By: ______________________________ Name: ____________________________ Title: _____________________________	By: ______________________________ Name: ____________________________ Title: _____________________________